Exhibit 10.5

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”), effective September 5, 2025 (the “Effective Date”), is entered into by and between CleanCore Solutions, Inc. (the “Client”), Dogecoin Ventures, Inc., a wholly-owned subsidiary of House of Doge Inc. (the “Asset Manager”), and 21Shares US LLC (“21Shares” and together with the Client and the Asset Manager, each a “Party” or collectively the “Parties”).

WHEREAS, the Client wishes to appoint the Asset Manager to provide discretionary asset management services with respect to certain assets of the Client identified in this Agreement (the “Discretionary Services”);

WHEREAS, the Client wishes to appoint 21Shares to provide non-discretionary recommendations to the Asset Manager in connection with the Asset Manager’s provision of Discretionary Services to the Client with respect to such assets (the “Non-Discretionary Services”); and

WHEREAS, each of the Asset Manager and 21Shares wish to be appointed by the Client to perform the Discretionary Services and the Non-Discretionary Services, respectively, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1. Appointment of the Asset Manager; Authority. The Client hereby appoints the Asset Manager to provide the Discretionary Services with respect to the Treasury Assets (as defined below), as further described in Section 3, in the accounts or digital asset “wallets” identified in Schedule A attached hereto as amended from time to time (collectively, the “Account”) maintained with one or more custodian(s) or digital asset wallet providers acceptable to the Asset Manager, provided that only digital asset wallets controlled by the Client, to which the Asset Manager has managing access consistent with the terms of this Agreement, shall be permitted (collectively, the “Custodian”). To the extent the Client, or the Client with the assistance of the Asset Manager, opens a new account or digital asset wallet the assets in which the Parties desire to have managed by the Asset Manager pursuant to this Agreement, Schedule A shall be amended to reflect the details of such new account or wallet and it shall become part of the Account. Further, the Client hereby appoints 21Shares to provide the Non-Discretionary Services to the Asset Manager as further described in Section 3 with respect to the Treasury Assets and authorizes the Asset Manager to provide 21Shares with read-only access to such information with respect to the Treasury Assets and the Account as are reasonably required for 21Shares to provide the Non-Discretionary Services. The Asset Manager hereby accepts its appointment and agrees to provide the Discretionary Services and upon the terms and conditions set forth herein. 21Shares hereby accepts its appointment and agrees to provide the Non-Discretionary Services upon the terms and conditions set forth herein. With the prior written consent of the Client, which will not be unreasonably withheld, conditioned or delayed, each of the Asset Manager and 21Shares may provide the Discretionary Services and the Non-Discretionary Services, respectively, via their duly appointed affiliates (“Manager Affiliates”). The Parties understand and agree that changes to Schedule A may be made from time to time following the date of execution of this Agreement by mutual agreement of the Client and the Asset Manager.

2. Treasury Assets. The “Treasury Assets” shall consist of (a) certain cash net proceeds of the offering of the Client’s securities in accordance with Section 4 of that certain Securities Purchase Agreement, dated September 1, 2025, between the Client and each purchaser identified on the signature pages thereto (the “Initial Capital Raise”), (b) cash proceeds the Client receives in connection with additional capital raises, if any, with substantially similar objectives as the Initial Capital Raise and (c) additional available cash or digital assets placed in the Account in accordance with this Section 2, as well as all investments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are deployed in decentralized finance or similar blockchain transactions from time to time in accordance with the investment strategy applicable to the Account set forth in Schedule B (the “Investment Strategy”).

The Client may contribute assets to the Account at any time with the consent of the Asset Manager and may withdraw assets from the Account by providing at least five days’ advance written notice to the Asset Manager; provided, that the Client understands and agrees that certain types of investments may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to such five days’ notice period shall be permitted by the Client in good faith to account for market conditions or other events that in good faith require an extension. The Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances and money market instruments; funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions the Asset Manager has previously taken, or (b) the Client’s liabilities or obligations for transactions started before withdrawal. The Client’s ability to withdraw assets from the Account is subject to any liquidity restrictions applicable to a particular investment and compliance with any internal corporate procedures and policies applicable to the Client.

The Client acknowledges that the Treasury Assets may constitute only a part of the assets of the Client, and that the Asset Manager may act without regard to or consideration of any other assets that may from time to time be held by the Client and shall have no responsibility, duty or liability with respect to any assets not Treasury Assets.

The Parties agree that the “Treasury Assets” shall not include “securities” as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Neither the Asset Manager with respect to the Discretionary Services nor 21 Shares with respect to the Non-Discretionary Services will provide advice with respect to the value of securities, the advisability of investing in, purchasing, or selling securities, or any analyses or reports concerning securities. Accordingly, the Client understands and agrees that (i) it is not engaging the Asset Manager or 21Shares to provide investment advice about securities and (ii) for so long as the Treasury Assets do not include securities and the Asset Manager’s and 21Shares’ services hereunder are confined to non-securities, the Client is not an “advisory client” for purposes of the Advisers Act, and to the fullest extent permitted by applicable law, shall not be afforded the protections of advisory clients under the Advisers Act.

3. Powers.

(a) Asset Manager. The Asset Manager shall have sole responsibility and authority regarding the management of the Treasury Assets and shall direct the investment and reinvestment of such assets in the Account subject to the Investment Strategy and the terms of this Agreement. Accordingly, with respect to the Account and Treasury Assets, the Asset Manager’s Discretionary Services include the full power and authority to:

(i)	purchase, acquire, hold, invest, reinvest, sell, redeem, dispose of, or otherwise deal in any financial instruments, and place orders with respect to, arrange or otherwise enter into any transactions or other undertakings that the Asset Manager may deem necessary or advisable to carry out the Investment Strategy, including but not limited to, the ability to buy, sell, exchange, convert, swap, redeem, and otherwise trade in digital assets and/or interact with blockchain networks and applications;

(ii)	select brokers, dealers, exchanges, digital asset wallet providers and other counterparties, which may or may not be affiliated with the Asset Manager or 21Shares, as may be necessary to execute transactions;

(iii)	execute, in the name and on behalf of Account, all such documents and take all such other actions which the Asset Manager deems appropriate or advisable to carry out its duties hereunder, provided such actions shall not cause any Treasury Assets to be custodied by any party other than the Custodian;

(iv)	engage such independent agents, including, without limitation, administrators, sub-advisors (including Manager Affiliates), attorneys and accountants as the Asset Manager deems appropriate or advisable to assist with its management of the Treasury Assets; and

(v)	take any other action with respect to the Treasury Assets as necessary or desirable to carry out its obligations under this Agreement.

This Agreement constitutes the Client’s authorization for the Custodian to assist the Asset Manager in effectuating any of the foregoing powers pursuant to the terms of this Agreement, including opening accounts, exercising or abstaining from the exercise of any rights with respect to the Treasury Assets, and paying reasonable fees and charges to service providers or other counterparties.

(b) 21Shares. 21Shares agrees to provide non-binding recommendations to the Asset Manager in connection with the Asset Manager’s Discretionary Services with respect to the Account. The Parties hereby acknowledge and agree that, with respect to 21Shares’s Non-Discretionary Services, decisions to purchase, hold or sell assets in the Account, or actions otherwise outlined in Section 3(a), shall be made solely by the Asset Manager and not by 21Shares. The Asset Manager will have no obligation to accept any recommendation made by 21Shares. Should the Asset Manager accept an investment recommendation from 21Shares, the Asset Manager shall effect the transaction on behalf of the Account. 21Shares shall have no responsibility with respect to the execution of any transaction, and shall have no ability to bind the Account to any transaction. The Asset Manager understands, however, that 21Shares’ recommendations may be integrated and interdependent, and/or time sensitive, and that implementing a recommendation in isolation or delaying instructions may limit the effect of a recommendation, or render such recommendation moot, which may not meet with the Investment Strategy. Solely with respect to the Asset Manager’s exercise of its discretion with respect to a recommendation made by 21Shares, 21Shares shall have no liability with respect to the Asset Manager’s decision to, or not to, implement any recommendation of 21Shares or with respect to the manner in which the Asset Manager implements any such recommendation. The Asset Manager shall promptly notify 21Shares of each decision regarding each of 21Shares’ non-binding recommendations.

(c) Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, the Client hereby irrevocably designates and appoints the Asset Manager as its agent and attorney-in-fact, with full power and authority and without further approval of the Client, in the Client’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by the Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to carry out its duties hereunder. Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by the Client’s insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 13 of this Agreement. To the extent applicable, the Client shall ensure that any materials related to any rights and duties delivered or provided in respect of the Account’s holding of the applicable assets, including to the Client, a Custodian or any other counterparty, shall promptly and timely be delivered to the Asset Manager in order that the Asset Manager may have such reasonable notice prior to the required time for the exercise of such right or duty as may be needed for the Asset Manager to make its determination in regard thereto. The Asset Manager shall not be responsible for directing any decision in respect of such right or duty to the extent it has not timely received all such information required to be delivered to it pursuant to the preceding sentence.

(d) Investment Strategy. The Client understands and agrees that neither the Asset Manager nor 21Shares guarantees any particular result in connection with the Discretionary Services and the Non-Discretionary Services, respectively. The Client and the Asset Manager may mutually agree from time to time to update the Investment Strategy. The Client and the Asset Manager will promptly notify 21Shares of any change to the Investment Strategy.

4. Custody of Assets.

(a) Assets held by Custodian. Title to the Accounts and all Treasury Assets shall be held in the name of the Client, provided that for convenience in buying, selling and exchanging assets, title to such assets may be held in the name of the Custodian, or its nominee, or the street name of the Client’s Custodian. Neither the Asset Manager nor any of its affiliates shall take physical custody, possession, or have any authority to take physical custody or possession of, or handle any cash, mortgages or deeds of trust, or other indicia of ownership of any of the Treasury Assets. Notwithstanding any transactions authorized by this Agreement and executed by the Asset Manager pursuant to authority granted herein, all Treasury Assets shall be custodied by the Custodian. Neither the Asset Manager nor 21Shares shall under any circumstances act as custodian for the Accounts or take, have title, possession, or any authority to take physical custody or possession of the Treasury Assets. Instructions by the Asset Manager to the Custodian with respect to the Treasury Assets shall be made electronically (e.g., through an API feed), in writing, or by other documented means agreeable to the Asset Manager and the Custodian.

(b) Expenses of the Custodian; No Liability. The Client shall pay all charges, fees and expenses of the Custodian and any sub-custodian(s). The fees charged to the Client by the Custodian are exclusive of, and in addition to, the management fees and other charges, discussed herein. The Asset Manager shall have no liability with respect to the choice of Custodian or loss of private keys or access to the Account, except for any recommendation made or such loss of access relating to the Asset Manager’s own conduct or credentials (which recommendation or loss of access is not otherwise exculpated or indemnified in accordance with Section 11). 21Shares shall not have access to any of Client’s private keys, and shall have no liability with respect to the choice of Custodian or the loss of private keys or access to the Account.

5. Proper Instructions.

(a) All instructions communicated hereunder to the Asset Manager from the Client shall be made in writing and transmitted to the Asset Manager by persons properly authorized by the Client, including without limitation the Client’s Chief Investment Officer. Any such communication appropriately indicating that it reflects action or instruction by the Client may be so accepted by the Asset Manager and the Asset Manager shall have no obligation to inquire further with respect thereto and shall be fully protected in relying and acting upon the writing so indicating the action or instruction of the Client.

(b) The Client shall provide the Asset Manager with a list of authorized persons and their specimen signatures from whom the Asset Manager may accept written day to day instructions, confirmations or authority under this Agreement (“Proper Instructions”) and the Asset Manager shall be fully protected in relying on such list until notified in writing by the Client to the contrary. Proper Instructions may be sent via email, Adobe’s Portable Document Format (“PDF”) or other electronic transmission.

6. Management Fees; Account Expenses.

(a) As compensation for the Asset Manager’s and 21Shares’ Discretionary Services and Non-Discretionary Services, respectively, the Client shall pay the management fees described in Schedule C attached hereto (the “Fee Schedule”). The Fee Schedule shall be deemed to have been adopted and made a part of this Agreement as if fully rewritten herein. The Asset Manager will furnish invoices monthly, and all fees shall be payable from the Account not later than ten (10) Business Days following Client’s receipt of such invoice. The Client hereby acknowledges that it is the Client’s responsibility to verify the accuracy of the calculation of the Asset Manager’s fees. For purposes of this Agreement, a “Business Day” means any day on which banks are open in New York.

(b) The Asset Manager and 21Shares shall each individually bear the overhead and operating expenses incurred by each of them in rendering the Discretionary Services and the Non-Discretionary Services, respectively. The Account shall pay or reimburse the Asset Manager and 21Shares for all reasonable and documented expenses related to the provision of the Discretionary Services and the Non-Discretionary Services, respectively. Such expenses shall include, without limitation: (i) custodial fees (including in connection with the operation of digital asset wallets); (ii) bank service fees; (iii) brokerage commissions and all other brokerage transaction costs (including decentralized finance transactions); (iv) clearing and settlement fees (including fees of blockchain-based settlement); (v) interest and withholding or transfer taxes incurred in connection with trading for the Account; and (vi) any other reasonable and documented fees and expenses related to the purchase, sale, transmittal or preservation of Treasury Assets. Any expense common to the Account and to any other clients managed by the Asset Manager, 21Shares or a Manager Affiliate generally shall be paid pro rata by such entities based on the approximate size of the relevant investment relating to such expense or otherwise based on assets under management, as appropriate (or in any other manner deemed fair and equitable by the Asset Manager, in its sole discretion).

7. Representations of the Asset Manager and 21Shares.

(A)	The Asset Manager represents to the Client as follows:

(a) the Asset Manager has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Asset Manager has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement by the Asset Manager;

(c) this Agreement constitutes a binding obligation of the Asset Manager, enforceable against the Asset Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Asset Manager is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Asset Manager’s ability to perform its obligations hereunder.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Asset Manager shall promptly notify the Client of such event.

(B)	21Shares represents to the Client as follows:

(a) 21Shares has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) 21Shares has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement by 21Shares;

(c) this Agreement constitutes a binding obligation of 21Shares, enforceable against 21Shares in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which 21Shares is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the 21Shares or the Client or that would materially impede 21Shares’ ability to perform its obligations hereunder.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, 21Shares shall promptly notify the Client of such event.

8. Representations of the Client. The Client represents and warrants to the Asset Manager and 21Shares as follows:

(a) the Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Client has the authority to appoint (i) the Asset Manager to provide the Discretionary Services and (ii) 21Shares to provide the Non-Discretionary Services, and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

(c) this Agreement constitutes a binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager, 21Shares or the Client or that would materially impede the Client’s ability to perform its obligations hereunder;

(e) except in either case to the extent the Client has notified the Asset Manager and 21Shares in writing: (i) the Treasury Assets belong to the Client free and clear of any liens or encumbrances, and (ii) the Client will not pledge or encumber any Treasury Assets;

(f) the Client is not, and does not propose to be, an investment company (as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”));

(g) the Client is aware of the risks associated with engaging asset managers in general, and it understands the risks associated with the investments contemplated hereby as well as the risk that the Account could suffer substantial diminution in value, including complete loss;

(h) the Client has reviewed all other materials and agreements provided by the Asset Manager and 21Shares relating to the Account and to the investments contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

(i) the Client is an “accredited investor” as that term is or may in the future be defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(j) the Client is a “United States person” as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended;

(k) the Client is not a “bad actor” or otherwise disqualified from investing under any relevant laws;

(l) the Treasury Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; or an entity that holds “plan assets” as defined in Section 3(42) of ERISA;

(m) the Client understands, acknowledges, represents and agrees that (i) it is each of the Asset Manager’s and 21Shares’s policy to comply with anti-money laundering, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies applicable to it (collectively “Requirements”) and to interpret them broadly in favor of disclosure, (ii) each of the Asset Manager and 21Shares could be requested or required to obtain certain assurances from the Client, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Client will provide additional information or take such other actions as may be necessary or advisable for the Asset Manager or 21Shares, as applicable, to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Asset Manager, 21Shares and each of their agents may disclose to relevant third parties information pertaining to the Client in respect of Requirements or information requests related thereto, and the Client understands and agrees that it shall have no claim against the Asset Manager, 21Shares or any other Covered Person (as defined below) for any form of damages as a result of any of the aforementioned actions;

(n) the assets included in the Treasury Assets are of legal source and do not originate from an illegal activity according to U.S. Treasury Department laws and regulations;

(o) the Client has not been designated by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) as a Specially Designated National or blocked person, has no reason to believe that it would be considered a blocked person by OFAC, is domiciled in the United States and is not employed by, acting as agent of, or partially owned or controlled by a government, a government-controlled entity or a government corporation; and

(p) the Client has received, read and understood each of the Asset Manager’s and 21Shares’ privacy policy.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Client shall promptly notify the Asset Manager and 21Shares of such event.

9. Client Acknowledgements.

(a) Cooperation. The Client acknowledges that the information provided by the Client on any Account opening forms, including without limitation, information pertaining to the Client’s legal or tax status, address or other contact information will be relied upon by the Asset Manager and 21Shares, and the Client agrees that if any such information shall hereafter change or become inaccurate, the Client shall notify the Asset Manager and 21Shares in writing of such change or inaccuracy as soon as reasonably practicable. The Client shall cooperate with the Asset Manager and 21Shares in the performance of its services under this Agreement and, upon the Asset Manager’s and/or 21Shares’ reasonable request, shall provide the Asset Manager and/or 21Shares with timely access to and use of personnel, facilities, equipment, data and information to the extent necessary to permit the Asset Manager and 21Shares to perform its services under this Agreement.

(b) Conflicts of Interest; Non-Exclusive Management. The Client acknowledges that the Asset Manager, 21Shares, their affiliates and/or their respective directors, members, partners, shareholders, officers and employees (the “Covered Persons”) each may have and continue to have investments in their own names, that the Covered Persons currently engage in similar activities for others, that the Covered Persons may serve as an officer, director, stockholder or partner of one or more investment funds, and that it may not always be possible or in the best interests of the various persons or funds to whom the Covered Persons give investment advice to take or liquidate the same investment positions at the same time. The Client further acknowledges that advice given and actions taken under this Agreement for the Account may differ from advice given or the timing and nature of action taken by the Asset Manager and/or 21Shares in the management of other clients or accounts of the Covered Persons. The Asset Manager may transact in assets for the Account in which the Covered Persons may have and continue to have or may acquire a position or interest and nothing in this Agreement shall prevent the Covered Persons from acquiring or disposing of any assets. In addition, nothing in this Agreement shall be deemed to impose on the Asset Manager any obligation to purchase or sell for the Account any asset which the Covered Persons may directly or indirectly purchase or sell for its or their own accounts or for the account of any other client. As a result of the foregoing, the Covered Persons will, from time to time, have conflicts of interest in allocating their time and activity between the Account, their other clients or accounts and their other businesses in allocating investments and expenses among the Account and their other clients or accounts, and in effecting transactions between the Account and their other clients or accounts, including ones in which such Covered Persons may have a greater financial interest, whether through the receipt of compensation, such as performance compensation or management fee, or through personal investments. The Client acknowledges that it understands the risks and conflicts of interest disclosures described above and authorizes the Asset Manager and 21Shares to provide the Discretionary Services and the Non-Discretionary Services, respectively, notwithstanding any of these actual or potential conflicts of interest.

(c) Order Aggregation and Allocation. The Asset Manager may, in its discretion, aggregate sale and purchase orders of assets held in the Account with similar orders being made simultaneously or contemporaneously for other accounts managed by the Asset Manager. In such event, the assets so purchased or sold, and any related expenses incurred, will be allocated by the Asset Manager among the Account and any other such accounts in proportion to the size of the respective investment made by each such account and in an equitable manner over time.

(d) Brokerage Practices. The Asset Manager is authorized to determine the counterparty to be used for each transaction for the Account. In connection with the foregoing, the Account may trade directly with buyers or sellers on Digital Asset exchanges, engage intermediaries and/or hire other third-party service providers for completing transactions. In selecting counterparties to execute transactions, the Asset Manager need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost, thus the Account may be deemed to be paying for research, brokerage or other services provided by the broker which are included in the commission rate; provided that the Asset Manager determines in good faith that the amount of each such commission paid to a counterparty is reasonable in relation to the value of the brokerage and research services provided by such counterparty. The Asset Manager may take into account a full range of applicable factors for completing transactions, including, without limitation, the general expertise and background, financial stability and reputation of the firms, creditworthiness, efficiency of execution and error resolution, the actual executed price and the commission, custodial and other services provided for the enhancement of the Asset Manager’s portfolio management capabilities. 21Shares shall have no responsibility with respect to the recommendation or selection of counterparties to be used for transactions for the Account.

(e) Legal Proceedings. Unless otherwise agreed in writing by the Asset Manager, the Asset Manager shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any Treasury Assets or issuers related thereto. At the Client’s request, the Asset Manager will endeavor to assist with administrative matters in respect of any settlement or judgment. Nonetheless, this provision shall not apply for any actions involving the Asset Manager’s and 21Shares’ conduct or the performance of its duties under this Agreement. 21 Shares shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any Treasury Assets or issuers related thereto, nor to participate or to assist with administrative matters in respect of any settlement or judgment.

10. Client Records, Reports and Transparency.

(a) The Asset Manager shall maintain the books and records pertaining to the management and oversight of the Treasury Assets throughout the term of this Agreement and for a period of five years after the end of the year in which this Agreement terminates. Such books and records shall be made available upon written request at any time by the Client reasonably requested and upon Client’s expense, upon no less than five (5) Business Days’ prior written notice; provided, however, that in providing such information, the Asset Manager shall not be required to disclose, and may take such steps as are necessary to assure the confidentiality of, the identities of any other parties (including clients) that have a relationship with the Asset Manager, including requesting that the Client enter into an industry standard non-disclosure agreement in a form approved by the Client.

(b) The Asset Manager and the Client shall cooperate in good faith to obtain information that can be provided to Client as frequently as reasonably required by the Client, subject to any limitations imposed by the Custodian.

11. Liability.

(a) Except in the cases of willful misconduct, gross negligence, fraud, or material breach of this Agreement (each, a “Disqualifying Action”), none of the Covered Persons shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Client as the result of any act or omission by the Asset Manager or 21Shares in connection with, arising out of or relating to the performance of the Discretionary Services and the Non-Discretionary Services, respectively. The Client further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Client or a Custodian, any other counterparty or platform, application or service with which the Account interacts (collectively, “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

(b) The Asset Manager, 21Shares and any person acting on their behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Asset Manager, 21Shares or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

(c) The Client agrees to indemnify and hold harmless each of the Covered Persons against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with this Agreement or the Account, except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of the or in furtherance of the interests of the Client (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 11. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Client, give written notice to the Client of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by such failure to give notice.

(f) Each Covered Person shall cooperate with the Client and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Client pursuant to this Section 11. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Client shall be entitled to participate in and to assume the defense thereof to the extent that the Client may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Client to such Covered Person of the Client’s election to assume the defense thereof, the Client shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Client (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Client will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h) The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Client may have under any applicable federal law.

12. Confidentiality. The Asset Manager and 21Shares shall regard as confidential all information concerning the affairs of the Client, but shall be permitted to disclose the Client’s confidential information to (a) the Covered Persons and their respective service providers, in each case, that have a bona fide need to know such confidential information, (b) third parties regarding the fact that the Asset Manager or 21Shares is performing asset management activities on the Client’s behalf, which specifically includes the Asset Manager’s or 21Shares’ inclusion of references to the Client in written marketing materials distributed by the Asset Manager or 21Shares, (c) third parties regarding information regarding Account holdings and performance (without reference to the Client’s name) in connection with the establishment of a track record of the Asset Manager and (d) as otherwise required by any regulatory authority, law or regulation, or by legal process. The Client acknowledges that it may receive or have access to confidential proprietary information of the Asset Manager and/or 21Shares which is proprietary in nature and non-public, including, without limitation, information regarding the Asset Manager’s or 21Shares’ methodologies, systems and forms, trade secrets and the like (collectively, “Confidential Information”). The Client agrees not to disclose or cause to be disclosed any Confidential Information to any person or use any Confidential Information other than in connection with the Account and its obligations under this Agreement, except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that the Client shall provide the Asset Manager and 21Shares with prior notice of any such disclosure and the circumstances surrounding such request so that the Asset Manager and/or 21Shares may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy by the disclosing party, the Client, in the written opinion of legal counsel satisfactory to the Asset Manager and/or 21Shares, is nonetheless legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Client may, without liability hereunder, disclose only that portion of the Confidential information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercise its best efforts to preserve the confidentiality of the Confidential information, including, without limitation, by cooperating with the Asset Manager and/or 21Shares to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential information. For the avoidance of doubt, all investment advice furnished by the Asset Manager and 21Shares to the Client on behalf of the Account shall be treated as confidential and shall not be utilized in trading (i) by the Client outside of this Agreement or (ii) for the Client’s and its affiliates’ other accounts. This Section shall survive the termination of this Agreement.

13. Term and Survival; Exclusivity.

(a) This Agreement shall be effective on the Effective Date and will, unless earlier terminated in accordance with the provisions of this Section 13, continue in effect until (i) the tenth (10th) anniversary of the Effective Date with respect to the Asset Manager and (ii) the fifth (5th) anniversary of the Effective Date with respect to 21Shares (the period during which this Agreement is in effect, the “Term”); provided, however, with respect to 21Shares, the Term may be extended upon the mutual written agreement of the Asset Manager and 21Shares. Notwithstanding anything to the contrary set forth herein, the rights and obligations of the Parties hereunder are not effective until the Effective Date.

(b) Beginning on the first (1st) anniversary of the Effective Date, this Agreement may be terminated by the Asset Manager or 21Shares for any reason upon at least ninety (90) days prior written notice to the other Parties. Additionally, this Agreement may be terminated at any time for Cause (i) by the Client upon at least thirty (30) days prior written notice to the Asset Manager and 21Shares (but only with respect to the party that committed the Cause event), (ii) by the Asset Manager or 21Shares upon at least thirty (30) days prior written notice to the Client (but only with respect to the party that is requesting the termination pursuant to this Section 13), or (iii) by the Asset Manager, solely with respect to 21Shares, upon at least thirty (30) days prior written notice to 21Shares.

(c) For the purposes hereof, the term “Cause” means (i) with respect to the Asset Manager and 21Shares, (A) a Disqualifying Action; provided, that the Asset Manager and 21Shares shall have a cure period of fifteen (15) days following notice of an occurrence of Disqualifying Action (other than fraud) to the extent such Disqualifying Action is curable as determined in good faith by the Client), (B) an Act of Insolvency occurring with respect to the Asset Manager or 21Shares; provided that an Act of Insolvency shall not be deemed to occur if the Asset Manager or 21Shares assigns its obligations under this Agreement to a Manager Affiliate that is not subject to an Act of Insolvency, or (C) is dissolved; provided that such dissolution shall not be deemed to occur if the Asset Manager or 21Shares assigns its obligations under this Agreement to a Manager Affiliate that is not subject to dissolution; (ii) solely with respect to 21Shares, if the Asset Manager and/or the Client has reasonable grounds to believe that 21Shares may be engaging in actions that are reasonably likely to expose the  Asset Manager and/or the Client to regulatory or reputational risk, and (iii) with respect to the Client, (A) a Disqualifying Action; provided, that the Client shall have a cure period of fifteen (15) days following notice of an occurrence of Disqualifying Action (other than fraud) to the extent such Disqualifying Action is curable as determined in good faith by the Asset Manager or 21Shares, as applicable), (B) an Act of Insolvency occurring with respect to the Client or (C) it becomes unlawful under any applicable law (as determined by the Asset Manager or 21Shares each in its sole discretion) for the Asset Manager or 21Shares to perform its obligations under the Agreement, in which case the Asset Manager or 21Shares may immediately suspend its performance of all obligations under this Agreement and terminate this Agreement upon notice to the Client.

(d) For the purposes hereof, “Act of Insolvency” means such Party (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter.

(e) Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement. Upon termination, it is the Client’s responsibility to monitor the Treasury Assets and it is understood and acknowledged that neither the Asset Manager nor 21Shares will have any further obligation to act or advise with respect to those Treasury Assets.

14. Notice of Engagement. The Client acknowledges and agrees that it currently has no agreement, and will not enter into any agreement after the Effective Date, with any investment manager, asset manager or other service provider (a “Competing Asset Manager”) pursuant to which such Competing Asset Manager provides similar services for the Client as those provided by the Asset Manager and/or 21Shares.

15. Electronic Delivery. The Client hereby agrees and provides its consent to have the Asset Manager and 21Shares electronically deliver Client Communications. “Client Communications” means this Agreement (including all supplements and amendments hereto) and all notices and other information, documents, data and records regarding the Treasury Assets. Electronic communications include e-mail delivery as well as electronically making available to the Client the Client Communications on the Asset Manager’s and/or 21Shares’ Internet site, if applicable. By signing this Agreement, the Client consents to electronic delivery as described in the preceding three sentences. It is the Client’s affirmative obligation to notify the Asset Manager and/or 21Shares in writing if the Client’s email address changes. The Client may revoke or restrict its consent to electronic delivery of Client Communications at any time by notifying the Asset Manager and 21Shares, in writing, of the Client’s intention to do so. Neither the Asset Manager, 21Shares nor their affiliates will be liable for any interception of Client Communications. The Client should note that no additional charge for electronic delivery will be assessed, but the Client may incur charges from its Internet service provider or other Internet access provider. Client shall be solely responsible for possessing and maintaining computer systems sufficient to receive electronic delivery, including necessary software to receive e-mail, access websites, and review PDFs. In addition, Client acknowledges that there are risks, such as systems outages, that are associated with electronic delivery.

16. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Client, the Asset Manager, 21Shares and their respective successors and permitted assigns. No Party to this Agreement may assign all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Parties to this Agreement; provided, however, that the Asset Manager and/or 21Shares may assign this Agreement to an entity that is controlling, under common control, or controlled by the Asset Manager or 21Shares (as applicable) with the prior written consent of the Client, which will not be unreasonably withheld, conditioned or delayed.

(b) Independent Contractor. It is understood and agreed that the Asset Manager and 21Shares shall each be deemed to be an independent contractor of the Client and that the Asset Manager and 21Shares shall not have authority to act for or represent the Client in any way and shall not otherwise be deemed to be agent of the Client. Nothing contained herein shall create or constitute the Parties as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

If to the Asset Manager:

House of Doge Inc.

2045 NW 1st Ave

Miami, Florida, USA

33127

Email:          with a copy to:

If to 21Shares:

21Shares US LLC

477 Madison Avenue, 6th Floor

New York, New York 10022

Email:           with a copy to

If to the Client:

CleanCore Solutions, Inc.

Attention: Clayton Adams

5920 S. 118th Circle

Omaha, NE, 68137

Email:

With a copy to:

Attention: Louis A. Bevilacqua

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Email:

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

(i) Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the federal and state courts of New York pursuant to Section 16(j) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before a single arbitrator selected through the JAMS strike and rank process. The arbitrator must be a former U.S. federal or state court judge with experience in the financial industry. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) and in accordance with the Expedited Procedures set forth in the Rules as those Rules exist on the effective date of this Agreement. All aspects of the arbitration proceedings, hearing, evidence, testimony, interim awards, or final awards shall remain confidential. The Parties agree that the final award may be entered in any court having competent jurisdiction. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, emergency injunctive or other emergency equitable relief until the final award is rendered. The arbitration will be conducted in the English language. The prevailing Party on substantially all its claims shall be entitled to an award of all of its reasonable attorney’s fees, costs, and expenses incurred in the arbitration.  The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement.

(j) Submission to Jurisdiction; Consent to Service of Process. Subject to Section 16(i) above, the Parties hereto hereby irrevocably submit to the jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 16(i) above, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. For purposes of this Section and Section 16(i) above, the Parties agree that process may be served in any action, suit, arbitration or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 16(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit, arbitration or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 16(j) shall affect the right of the Parties to serve process in any manner permitted by law.

(j) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(k) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(l) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(m) Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts executed using electronic or digital signature technology (“E-signature”), each of which, when taken together shall constitute one and the same instrument. Each Party acknowledges and agrees that whether the E-signature is a computer-generated signature, an electronic copy of a true ink signature or otherwise, the E-signature shall be treated by each Party as valid and binding as a true ink signature. This Agreement may also be executed and delivered by electronic mail or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

CLEANCORE SOLUTIONS, INC.

By:	/s/ Clayton Adams
Name:	Clayton Adams
Title:	Chief Executive Officer

DOGECOIN VENTURES, INC.

By:	/s/ Marco Margiotta
Name:	Marco Margiotta
Title:	Chief Executive Officer

21SHARES US LLC

By:	/s/ Duncan Moir
Name:	Duncan Moir
Title:	President

SCHEDULE A

ACCOUNTS/WALLETS

1)	Bitstamp (by Robinhood) account

SCHEDULE B

The Client will generally fund the Account by (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Dogecoin and (ii) acquiring Dogecoin with the Client’s liquid assets that exceed working capital requirements. In the future, the Client intends to primarily fund the Account through issuances of its Class B Common Stock and a variety of fixed-income instruments, including debt, convertible notes and preferred stock. The Client, in consultation with the Asset Manager, will continue to monitor market conditions in determining whether to engage in additional financings to further fund the Account.

The investment strategy of the Account is to seek to achieve attractive returns by managing a portfolio comprised primarily of Dogecoin and cash. In order to effectuate the foregoing, the Asset Manager is authorized to select and engage operational partners to provide digital asset management and related services and deploy Treasury Assets in decentralized finance or similar blockchain transactions from time to time provided such transactions are in compliance with the terms of this Agreement and with applicable law. The Asset Manager views the Client’s Dogecoin holdings as long-term holdings and expects to continue to accumulate Dogecoin. The Asset Manager and the Client have not set any specific target for the amount of Dogecoin to be held on behalf of the Client.

From time to time, the Client may (i) with the consent of the Asset Manager, enter into additional capital raising transactions that are collateralized by the Treasury Assets, and (ii) subject to applicable law, request that the Asset Manager pursue strategies to create income streams or otherwise generate funds using the Treasury Assets provided such transactions are in compliance with the terms of this Agreement.

SCHEDULE C

As long as the Asset Manager and 21Shares (collectively, the “Managers”) are engaged with providing their respective Discretionary Services and Non-Discretionary Services and that this Agreement is not terminated pursuant to Section 13, the Client shall pay the Managers a monthly fee (the “Management Fee”) in arrears computed at an annual rate as follows:

(i)	2% in the aggregate on amounts up to and including $1,000,000,000 in Account value with (i) 1.75% paid to the Asset Manager and (ii) .25% paid to 21 Shares;

(ii)	1.75% in the aggregate on amounts above $1,000,000,000 up to and including $1,500,000,000 in Account value with (i) 1.5% paid to the Asset Manager and (ii) .25% paid to 21 Shares; and

(iii)	1.5% in the aggregate on amounts above $1,500,000,000 in Account value with (i) 1.25% paid to the Asset Manager and (ii) .25% paid to 21 Shares.

Payments made to a Manager under this Agreement may be made, in the sole discretion of such Manager, in Shares of the Client’s Class B Common Stock, cash, or Dogecoin.

For the avoidance of doubt, the Management Fee rate will be determined based on the value in the Account as of the end of the applicable month or other applicable period and will apply to the relevant tiers for the entire month (i.e., it will not be a blended rate). For example, if as of the end of a month, the Account value is $1,200,000,000, a rate of 2% will be paid on the first $1,000,000,000 pursuant to clause (i) and a rate of 1.75% will be paid on the excess $200,000,000 pursuant to clause (ii). In the event 21 Shares is no longer providing Non-Discretionary Services pursuant to this Agreement, the aggregate Management Fee pursuant to clauses (i)-(iii) above shall be payable to the Asset Manager. The value in the Account as of the end of each month or other applicable period will be determined by the Client (with input from the Custodian) using the last available traded price of the primary trading venue for the Treasury Assets during the applicable period as of 5:00pm in New York.

The value of the Client’s Class B Common Stock and/or the value of Dogecoin shall be calculated as of the end of each month or other applicable period for which a Management Fee is due and, to the extent the Client does not have adequate authorized Class B Common Stock to make the Management Fee payment to the Asset Manager pursuant to the immediately preceding sentence in any given period, it shall promptly notify the Asset Manager and the Asset Manager may, in its sole discretion, choose to be paid the amounts owed with either cash or Dogecoin (or a combination of both) in lieu of the Class B Common Stock. In the event the Management Fee is paid in Dogecoin, all charges and fees in connection with such payments (e.g., any fees or other blockchain-based settlement charges incurred to send the Management Fee to the Asset Manager’s and/or 21Shares’ wallet(s), as well as the cost of conversion from USD or other assets into Dogecoin) shall be borne by the Client. However, any fluctuation in value between Class B Common Stock of the Client, Dogecoin and USD or other assets from the date of conversion until payment is received shall be borne by the Asset Manager or 21Shares, as applicable; provided, however, in the event of a stock split, recapitalization, or other similar transaction of the Client prior to issuance of the Class B Common Stock to the Asset Manager, the number of shares of the Client’s Class B Common Stock deliverable hereunder shall be equitably adjusted to preserve the economic value of the consideration. In connection with the foregoing, the Client shall provide the Custodian with a standing order that instructs the Custodian to effectuate such conversions within five days of the following month.

In the event that the Asset Manager or 21Shares is not performing Discretionary Services or Non-Discretionary Services, respectively, for an entire month, the Management Fee shall be prorated to reflect the portion of such month in which the Asset Manager and/or 21Shares is providing such services. The Management Fee will also be pro rated in the event this Agreement is terminated other than at the end of a month.